4/29/03
                           CERTIFICATE OF DESIGNATIONS
                                       OF
                                 CNE GROUP, INC.
                       ADOPTED PURSUANT TO SECTION 151(g)
                                     OF THE
                        DELAWARE GENERAL CORPORATION LAW


     RESOLVED, that pursuant to the authority expressly granted to the Board of Directors (the "Board of Directors") of CNE Group, Inc., a Delaware Corporation (the "Company"), by the provisions of the Amended and Restated Certificate of Incorporation of the Company and the provisions of Section 151(g) of the Delaware General Corporation Law, the Board of Directors hereby creates a series of preferred stock, par value $0.00001 per share, and determines the designation and number of shares of Series E Preferred Stock which constitute such series and the relative rights, preferences and limitations of such series as follows:

     1.  Designation  and  Number of Series E  Preferred  Stock.  The  series of
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Preferred Stock shall be designated as "Series E Preferred  Stock"  (hereinafter called the "Series E Preferred Stock") and shall consist of a total of 16,800,057 shares of Series E Preferred Stock, with a par value $0.00001 per share and a stated value (the "Stated Value") of $1.00 per share.

     2. Dividends.  The holders of Series E Preferred Stock shall be entitled to
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receive an 8% cumulative  dividend based on the Stated Value,  payable quarterly in cash. In the event that the Company shall fail to pay two consecutive quarterly dividends (a "Dividend Payment Failure"), the holders of a majority of the then outstanding shares of Series E Preferred Stock shall have the right to elect the majority of the Company's directors until the Dividend Payment Failure shall have been cured. If, during the period prior to the Company curing a Dividend Payment Failure, the holders of the Company's Series A Preferred Stock (the "A Preferred Stock") and/or the holders of the Company's Series C Preferred Stock (the "C Preferred Stock") shall obtain the right to elect the majority of the Company's directors as the result of a Dividend Payment Failure as defined in the Certificates of Designations for the A and/or C Preferred Stock, as the case may be, then the holders of a majority of the shares of the E Preferred Stock and the A and/or C Preferred Stock, as the case may be, shall have the right, voting as a single class, to elect the majority of the Company's directors until the Dividend Payment Failure of the applicable Series of Preferred Stock shall have been paid. By way of example, if the holders of the E, A and C Preferred Stock shall have obtained the right to vote as provided herein pursuant to a Dividend Payment Failure and the Dividend Payment Failure of one of these Series is subsequently cured but the Dividend Payment Failure of the other Series has not been cured, only the Series whose Dividend Payment Failure have not been cured shall retain the right to elect the majority of the Company's directors.

     3. Liquidation Preference.
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

        (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series E Preferred Stock will share in any assets remaining after payment to the holders of any other then outstanding preferred stock on a share for share basis with the holders of the Common Stock.

        (b) In the event of a liquidation as described above, all non-cash assets of the Company shall be valued as follows:

            (i) Securities not subject to legend, investment letter or other similar restrictions on free marketability:

                 (A) If traded on a recognized securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty day period ending three days prior to the closing;

                 (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty day period ending three days prior to the closing; and

                 (C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Company's Board of Directors, which determination shall be final absent fraud or manifest error.

            (ii) Securities subject to legend, investment letter or other similar restrictions shall be valued by an appropriate discount from the market value as determined in accordance with subsection (i) (C) above.

     4.  Redemption.  The holders of the Series E Preferred  Stock shall have no
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right of redemption.

     5. Voting Rights.  The holders of outstanding  shares of Series E Preferred
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Stock  shall have no voting  rights  except as provided in Section 2 above or as may be required by Delaware law.

     6. Protective Provisions. So long as any shares of Series E Preferred Stock
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are outstanding, the Company shall not, without first obtaining the approval (by vote or by written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock:

        (a) alter or change the rights, preferences of privileges of the Series E Preferred Stock so as to affect adversely such Series E Preferred Stock;

        (b) increase or decrease (other than by redemption) the total number of authorized shares of Series E Preferred Stock; or




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

        (c) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series E Preferred Stock upon liquidation, or (ii) having rights similar to any of the rights of the Series E Preferred Stock under this Section 7.

     7. Notices. Any notice required by the provisions hereof to be given to the
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holders of the Series E Preferred  Stock shall be deemed  given if  deposited by mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Company.

     8.  Restrictions on Issuances.  Anything to the contrary not with standing,
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no shares of Series E Preferred  Stock shall be issued  prior to April 29, 2008, and then only as provided in the redemption provisions of the Designations of Rights and Preferences for the A and C Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Anthony S. Conigliaro, its Secretary, as of the 28th day of April 2003.

                                             /S/ANTHONY S. CONIGLIARO
                                             ------------------------
                                             Anthony S. Conigliaro

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